UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
February 10, 2006
(Date of Report/Date of earliest event reported)
PHELPS DODGE CORPORATION
(Exact name of registrant as specified in its charter)

NEW YORK	001-00082	13-1808503
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)
One North Central Avenue
Phoenix, Arizona 85004-4414
(Address and zip code of principal executive offices)
(602) 366-8100
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01	OTHER EVENTS
     On February 10, 2006, Phelps Dodge Corporation (the “Company”) issued a press release announcing that it and Phelps Dodge Industries, Inc., a wholly-owned subsidiary of the Company (Phelps Dodge Industries, Inc. and the Company together, “Phelps Dodge”), have completed the sale of substantially all of its North American magnet wire assets to Rea Magnet Wire Company, Inc. (“Rea”) pursuant to an Asset and Stock Purchase Agreement entered into between Phelps Dodge and Rea on November 15, 2005 (the “Agreement”). Under the Agreement, Rea purchased the assets, including certain copper inventory, for approximately $139 million in cash, which includes a base purchase price of approximately $125 million and a working capital adjustment estimated at closing to be approximately $14 million.
     Phelps Dodge estimates special, net after-tax charges of approximately $16 million associated with this transaction, resulting mostly from employee-related costs and asset impairment charges. Of this amount, approximately $11 million was recognized in the 2005 fourth quarter.
     A copy of the Company’s press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS
(d)	Exhibits.

Exhibit Number	Description

Exhibit 99.1	Press Release of Phelps Dodge Corporation, dated February 10, 2006.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHELPS DODGE CORPORATION (Registrant)
By:	/s/ S. David Colton
	Name:	S. David Colton
	Title:	Senior Vice President and General Counsel

Date: February 13, 2006

Exhibit Index

Exhibit Number	Description

Exhibit 99.1	Press release, dated February 10, 2006.

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